Exhibit 99.01

MacroSolve Announces $923,000 Increase in Net Income
for First Quarter 2013 over First Quarter 2012

 Second Consecutive Quarter of Net Income Driven by Mobile App Technologies & Licensing

TULSA, OK—April 30, 2013 - MacroSolve, Inc. (OTCQB: MCVE) ("MacroSolve" or the "Company"), a leading provider of mobile technologies intellectual property, today announced financial results for its first quarter ended March 31, 2013.

Highlights for the first quarter of 2013 include:

•	Net income increased $923,000 to $218,000 in 1Q13 from $(705,000) net loss in 1Q12;

•	Net income from continuing operations increased $225,000 to $218,000 in 1Q13 from $(7,000) in 1Q12; and

•	Operating expenses decreased 49% to $155,000 in 1Q13 from $303,000 in 1Q12.

Net income for 1Q13 was $218,000 or $0.001 per share, as compared to the 1Q12 net loss of $(705,000), or $(0.004) per share, an increase of $923,000.  The increase was primarily due to the sale of Illume Mobile and the elimination of its operating losses. The Company improved its use of cash in operations, with cash used in operating activities declining by $443,000 in 1Q13 as compared to 1Q12, resulting in a $378,000 increase in cash at March 31, 2013, which was $702,000 as compared to $325,000 on March 31, 2012.

Operating expenses decreased 49% in 1Q13 to $155,000 from $303,000 in 1Q12, as adjusted for the Illume Mobile divestiture. After the sale, the Company restructured its management and strategically reduced its operating overhead, resulting in $218,000 net income from continuing operations in 1Q13, a $225,000 increase from $(7,000) in 1Q12.

Revenues for 1Q13 were $666,000 as compared to $699,000 in 1Q12, as adjusted for the discontinuance of the Illume Mobile operations which was sold to DecisionPoint Systems, Inc. in July 2012.  A significant source of revenue comes from the Company’s enforcement of its ‘816’ patent. The $(33,000), or 5% decrease, is attributable to fluctuations inherent to the nature of legal proceedings.

“The strategic restructuring of the Company following the divesture of Illume Mobile in 2012 is proving to be a sound one.” stated CFO Kendall Carpenter. “We continue to execute on our plan for profitability, positive cash flow and debt reduction by monetizing our intellectual property and expanding our business and patent advisory services for small and medium-sized mobile app ventures. Our core management team has demonstrated their breadth of experience, leading to impressive first quarter results.”

For further information please see MacroSolve's full 1Q13 10Q filing at www.sec.gov.

About MacroSolve
Founded in 1997, MacroSolve is heralded for its robust IP portfolio, while advancing throughout the mobile apps era by innovating key technologies that have laid the foundation for apps and next-gen developers. Today, MacroSolve is empowering a new era of mobile innovators seeking advisory and patent services and IP strength from a source of experience. For more information, visit www.macrosolve.com.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Contact:
MacroSolve Contact
info@macrosolve.com

Financial Statements Follow

MACROSOLVE, INC.

BALANCE SHEETS

For the Periods Ended:	3/31/2013	12/31/2012

ASSETS

CURRENT ASSETS:
Cash	$702,632	$659,204
Accounts receivable - trade	341,799	74,056
Prepaid expenses and other	11,604	519,330

Total current assets	1,056,035	1,252,590

PROPERTY AND EQUIPMENT, at cost:	4,237	21,651
Less - accumulated depreciation and amortization	(1,154)	(19,462)

Net property and equipment	3,083	2,189

OTHER ASSETS:
Investment in DecisionPoint Systems, Inc.	730,433	579,875
Investment in MEDL Mobile Holdings, Inc.	60,272	-
Other assets	69,658	64,227

Total other assets	860,363	644,102

TOTAL ASSETS	$1,919,481	$1,898,881

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$90,000	$90,000
Accounts payable - trade and accrued liabilities	180,379	84,062
Unearned income	-	500,000

Total current liabilities	270,379	674,062

LONG-TERM DEBT, less current maturities
Note Payable - Shareholders	549,648	541,752
Oklahoma Technology Commercialization Center	102,500	125,000
Convertible debentures	150,000	150,000
Total long-term debt, less current maturities	802,148	816,752

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; authorized 500,000,000 shares;
issued and outstanding 184,663,869 and179,831,987 shares, at
March 31, 2013 and December 31, 2012, respectively	1,846,639	1,798,320
Additional paid-in capital	13,241,670	13,230,111
Accumulated other comprehensive income	(9,295)	(170,125)
Accumulated deficit	(14,232,060)	(14,450,239)

Total stockholders' equity (deficit)	846,954	408,067

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,919,481	$1,898,881

MACROSOLVE, INC.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	For the Quarters Ended
For the Quarters Ended March 31,	3/31/2013	3/31/2012

Net revenues	$666,098	$699,232

Cost of revenues	279,047	283,266

Gross profit	387,051	415,966

Selling, general and administrative expense	155,108	302,668

Income from operations	231,943	113,298

OTHER INCOME (EXPENSE):
Interest income	212	8
Interest expense	12,551	84,144
Loss on sale of asset	436	761
Stock based compensation	1,019	34,625

Total other expense	13,794	119,522

INCOME (LOSS) FROM CONTINUNIG OPERATIONS BEFORE INCOME TAXES	218,149	(6,224)

INCOME TAXES	-	-

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	218,149	(6,224)

DISCONTINUED OPERATIONS (NOTE 11)
Loss from operations of discontinued Illume Mobile operations	-	(698,806)

NET INCOME (LOSS)	218,149	(705,030)

OTHER COMPREHENSIVE INCOME, net of tax
Unrealized holding loss arising during the period	(9,295)	-

COMPREHENSIVE INCOME	$208,854	$(705,030)

INCOME (LOSS) ALLOCABLE TO COMMON STOCKHOLDERS:
Net income (loss)	$218,149	$(705,030)

Income (loss) allocable to common stockholders	$218,149	$(705,030)

Basic and diluted income (loss) per share	$0.001	$(0.004)